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                                  Exhibit 11.0

                       Affiliated Community Bancorp, Inc.
      Computation of Primary and Fully Diluted Earnings Per Share (Note 4)
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

                                                              Three Months Ended           Nine Months Ended
                                                         ------------------------      ------------------------
                                                                September 30,                September 30,
                                                         ------------------------      ------------------------
                                                            1997           1996           1997           1996
                                                         ---------      ---------      ---------      ---------

Primary:

Weighted average shares                                  6,474,523      6,357,889      6,461,056      6,376,205

ESOP shares not released or committed to be released       (98,153)       (75,845)      (105,521)       (80,292)
                                                         ---------      ---------      ---------      ---------
                                                         6,376,370      6,282,044      6,355,535      6,295,913

Common stock equivalents:
       Stock Options                                       305,622        177,780        267,793        154,166
                                                         ---------      ---------      ---------      ---------

Primary weighted average shares                          6,681,992      6,459,824      6,623,328      6,450,079
                                                         =========      =========      =========      =========

Net income                                                  $2,949         $1,302         $8,828         $5,824
                                                         =========      =========      =========      =========

Earnings per share                                           $0.44          $0.20          $1.33          $0.90
                                                         =========      =========      =========      =========

Fully diluted:

Weighted average shares                                  6,474,523      6,357,889      6,461,056      6,376,205

ESOP shares not released or committed to be released       (98,153)       (75,845)      (105,521)       (80,292)
                                                         ---------      ---------      ---------      ---------
                                                         6,376,370      6,282,044      6,355,535      6,295,913
Common stock equivalents:
       Stock Options                                       329,912        200,439        323,282        200,161
                                                         ---------      ---------      ---------      ---------

Fully diluted weighted average shares                    6,706,282      6,482,483      6,678,817      6,496,074
                                                         =========      =========      =========      =========

Net income                                                  $2,949         $1,302         $8,828         $5,824
                                                         =========      =========      =========      =========

Earnings per share                                           $0.43          $0.20          $1.32          $0.90
                                                         =========      =========      =========      =========
                                       21
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